Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2019 Results

NEW YORK, NY, July 31, 2019 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter ended June 30, 2019.

Financial Results(1)(2)

•
Generated net income of $28.1 million, or $0.22 per diluted share, for the quarter compared to net income of $59.8 million, or $0.47 per diluted share for the second quarter of 2018 and $56.0 million, or $0.44 per diluted share, for the six months ended June 30, 2019 compared to $82.8 million, or $0.65 per diluted share, for the six months ended June 30, 2018.

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $57.6 million, or $0.45 per share, for the quarter compared to $39.6 million, or $0.31 per share, for the second quarter of 2018 and $94.1 million, or $0.74 per share, for the six months ended June 30, 2019 compared to $83.7 million, or $0.66 per share, for the six months ended June 30, 2018.

•
Generated FFO as Adjusted of $37.4 million, or $0.30 per share, for the quarter compared to $41.6 million, or $0.33 per share, for the second quarter of 2018 and $74.6 million, or $0.59 per share, for the six months ended June 30, 2019 compared to $82.9 million, or $0.65 per share, for the six months ended June 30, 2018.

Operating Results(1)(3)

•
Reported a decline in same-property cash Net Operating Income ("NOI") including properties in redevelopment of 0.3% compared to the second quarter of 2018 and a decline of 0.2% compared to the six months ended June 30, 2018. Excluding the impact of anchor bankruptcies, same-property cash NOI including properties in redevelopment for the quarter and for the six months ended June 30, 2019 would have increased by 4.4% and 4.2%, respectively.

•
Reported a decline in same-property cash NOI excluding properties in redevelopment of 1.8% compared to the second quarter of 2018 and of 1.9% compared to the six months ended June 30, 2018. Excluding the impact of anchor bankruptcies, same-property cash NOI excluding properties in redevelopment for the quarter and for the six months ended June 30, 2019 would have increased by 2.8% and 2.4%, respectively.

•	Bankruptcy settlement proceeds of $0.8 million received during the second quarter are excluded from same-property cash NOI and FFO as Adjusted.

•
Reported same-property portfolio occupancy of 92.5%, a decrease of 190 basis points compared to March 31, 2019 and a decrease of 540 basis points compared to June 30, 2018. During the second quarter, two spaces previously occupied by Kmart totaling approximately 225,000 sf were recaptured.

•
Reported consolidated portfolio occupancy of 92.1%, a decrease of 180 basis points compared to March 31, 2019 and a decrease of 510 basis points compared to June 30, 2018, primarily due to anchor bankruptcies.

•
Executed 22 new leases, renewals and options totaling 362,000 square feet ("sf") during the quarter. Same-space leases totaled 362,000 sf and generated average rent spreads of 12.9% on a GAAP basis and 6.5% on a cash basis.

“2019 is a transition year for our company as we execute on our strategy to drive long term growth,” said Jeff Olson, Chairman and CEO. “Our results reflect the temporary loss of income from a handful of retailers including Toys "R" Us and Kmart. We are confident these spaces will be replaced with leading discounters, grocers, fitness clubs, entertainment concepts and other uses resulting in significant increases to tenant quality, occupancy, same-property

NOI and earnings growth in 2020 and beyond. We look forward to hosting an investor day later this year to provide details on the leasing, redevelopment, acquisition and disposition initiatives that will drive growth over the next several years.”
Development and Redevelopment
During the second quarter, the Company invested $18.1 million in redevelopment projects and completed the anchor retenanting at Woodbridge Commons in Woodbridge, NJ and the ShopRite expansion at Rockaway River Commons in Rockaway, NJ.

In July 2019, Burlington opened its new 43,000 sf store at Bergen Town Center. Burlington joins other recently opened stores and restaurants, including Express, Lands' End, Ruth's Chris, Sticky's Finger Joint and Cava Grill. Chopt is scheduled to open in August.

The Company has $120.8 million of active redevelopment projects under way, which are expected to generate a 7% unleveraged yield. Approximately $20.9 million of that amount remains to be funded.

The Company is advancing its plans to redevelop and further densify its flagship assets including Bergen Town Center, Bruckner Commons, Hudson Mall, and Yonkers Gateway Center.

Anchor Leasing(6)
The Company has 12 anchor (>30,000 sf) vacancies accounting for approximately 790,000 sf of gross leasable area with a market rent of approximately $19 million a year. Eleven of these vacancies occurred in the last year resulting from the Toys “R” Us, Sears (Kmart), National Wholesale Liquidators and Fallas bankruptcies.

The Company has executed leases with Burlington for two of these spaces which are expected to commence rent during the fourth quarter of 2019. The Company expects to lease three of these spaces during the third quarter and is in active discussions to lease four other spaces. The remaining three vacancies are situated at Bruckner Commons in the Bronx and Hudson Mall in Jersey City, where the spaces will likely be incorporated into larger scale redevelopments, and at Las Catalinas in Puerto Rico.

Disposition Activity
The Company sold its property in Glen Burnie, MD for $16.2 million during the quarter and its property in Springfield, MA for $10.2 million in July 2019, bringing year-to-date total sales to $45.0 million. Nine additional non-core properties are under contract or letter of intent to sell for approximately $140 million. The weighted average cap rate on properties sold and under contract or letter of intent to sell is approximately 7.3%. Proceeds are expected to be used for acquisitions, redevelopment and potentially a special dividend.

Balance Sheet Highlights at June 30, 2019(1)(4)(5)

•	Total market capitalization of approximately $3.8 billion comprised of 127.4 million fully-diluted common shares valued at $2.2 billion and $1.6 billion of debt.

•	Net debt to total market capitalization of 29%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 5.1x.

•	$463.6 million of cash and cash equivalents, including restricted cash.

Financing Activity
Subsequent to June 30, 2019, the Company amended its $600 million revolving credit facility, extending the maturity date from March 2021 to January 2024 with two six-month extension options. The amended facility contains terms and conditions materially consistent with the prior agreement except that borrowing rates are generally lower by 5 basis points depending on the Company's leverage level. No amounts have been drawn on the credit facility.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended June 30, 2019.
(3) Refer to page 9 for a reconciliation of Net Income to Cash NOI and Same-Property Cash NOI for the quarter ended June 30, 2019.
(4) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter ended June 30, 2019.
(5) Net debt as of June 30, 2019 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $463.6 million.
(6) Excludes an anchor vacancy for one property currently under contract for sale, expected to close in the third quarter.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

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FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses cash NOI margin, calculated as cash NOI divided by total revenue, which the Company believes is useful to investors for similar reasons.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 82 properties for the three and six months ended June 30, 2019 and 2018, respectively. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the

Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•
EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of June 30, 2019, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared totaling 82 properties for the three and six months ended June 30, 2019 and 2018, respectively. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 86 properties totaling 15.9 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline, the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions, the estimated remediation and repair costs related to natural disasters at the affected properties and the loss of or bankruptcy of a major tenant and the impact of any such event. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2018 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2019	2018
ASSETS
Real estate, at cost:
Land	$516,177	$525,819
Buildings and improvements	2,155,036	2,156,113
Construction in progress	78,320	80,385
Furniture, fixtures and equipment	7,066	6,675
Total	2,756,599	2,768,992
Accumulated depreciation and amortization	(661,909)	(645,872)
Real estate, net	2,094,690	2,123,120
Right-of-use assets	85,404	—
Cash and cash equivalents	412,126	440,430
Restricted cash	51,473	17,092
Tenant and other receivables, net of allowance for doubtful accounts of $6,486 as of December 31, 2018	32,643	28,563
Receivable arising from the straight-lining of rents, net of $134 as of December 31, 2018	77,189	84,903
Identified intangible assets, net of accumulated amortization of $29,479 and $39,526, respectively	51,618	68,422
Deferred leasing costs, net of accumulated amortization of $16,615 and $16,826, respectively	20,667	21,277
Deferred financing costs, net of accumulated amortization of $3,276 and $2,764, respectively	1,723	2,219
Prepaid expenses and other assets	30,886	12,968
Total assets	$2,858,419	$2,798,994

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,548,944	$1,550,242
Lease liabilities	83,050	—
Accounts payable, accrued expenses and other liabilities	85,034	98,517
Identified intangible liabilities, net of accumulated amortization of $66,613 and $65,058, respectively	131,705	144,258
Total liabilities	1,848,733	1,793,017
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 121,171,003 and 114,345,565 shares issued and outstanding, respectively	1,212	1,143
Additional paid-in capital	1,015,470	956,420
Accumulated deficit	(56,580)	(52,857)
Noncontrolling interests:
Operating partnership	49,157	100,822
Consolidated subsidiaries	427	449
Total equity	1,009,686	1,005,977
Total liabilities and equity	$2,858,419	$2,798,994

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUE
Rental revenue	$101,488	$100,768	$198,796	$199,162
Management and development fees	308	347	660	689
Other income	951	855	1,023	1,172
Total revenue	102,747	101,970	200,479	201,023
EXPENSES
Depreciation and amortization	22,567	30,441	44,397	51,711
Real estate taxes	15,221	15,587	30,698	31,362
Property operating	14,416	21,765	31,477	39,668
General and administrative	10,010	8,236	20,590	15,877
Casualty and impairment loss (gain), net	5,112	35	9,070	(1,306)
Lease expense	3,896	2,752	7,551	5,488
Total expenses	71,222	78,816	143,783	142,800
Gain on sale of real estate	11,550	50,440	28,503	50,440
Interest income	2,458	2,031	4,964	3,555
Interest and debt expense	(16,472)	(15,659)	(33,008)	(31,303)
Gain on extinguishment of debt	—	—	—	2,524
Income before income taxes	29,061	59,966	57,155	83,439
Income tax expense	(994)	(192)	(1,196)	(626)
Net income	28,067	59,774	55,959	82,813
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,518)	(6,025)	(3,873)	(8,353)
Consolidated subsidiaries	22	(12)	22	(23)
Net income attributable to common shareholders	$26,571	$53,737	$52,108	$74,437

Earnings per common share - Basic:	$0.22	$0.47	$0.44	$0.65
Earnings per common share - Diluted:	$0.22	$0.47	$0.44	$0.65
Weighted average shares outstanding - Basic	120,364	113,739	118,330	113,708
Weighted average shares outstanding - Diluted	120,461	113,942	118,436	114,151

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$28,067	$59,774	$55,959	$82,813
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,518)	(6,025)	(3,873)	(8,353)
Consolidated subsidiaries	22	(12)	22	(23)
Net income attributable to common shareholders	26,571	53,737	52,108	74,437
Adjustments:
Rental property depreciation and amortization	22,348	30,258	43,971	51,330
Gain on sale of real estate	(11,550)	(50,440)	(28,503)	(50,440)
Real estate impairment loss	18,695	—	22,653	—
Limited partnership interests in operating partnership	1,518	6,025	3,873	8,353
FFO Applicable to diluted common shareholders	57,582	39,580	94,102	83,680
FFO per diluted common share(1)	0.45	0.31	0.74	0.66
Adjustments to FFO:
Casualty gain, net(2)	(13,583)	(108)	(13,583)	(688)
Impact from tenant bankruptcies(3)	(7,366)	1,875	(7,366)	1,875
Tenant bankruptcy settlement income	(835)	(114)	(862)	(278)
Tax impact from Hurricane Maria	1,111	58	1,111	226
Severance expenses	466	—	466	—
Transaction costs	70	—	318	—
Executive transition costs	—	—	375	—
Environmental remediation costs	—	334	—	584
Gain on extinguishment of debt	—	—	—	(2,524)
FFO as Adjusted applicable to diluted common shareholders	$37,445	$41,625	$74,561	$82,875
FFO as Adjusted per diluted common share(1)	$0.30	$0.33	$0.59	$0.65

Weighted Average diluted common shares(1)	126,580	126,602	126,554	126,594
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and six months ended June 30, 2019 and June 30, 2018, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Amount for the three and six months ended June 30, 2019 reflects insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and tornado damage at our shopping center in Wilkes-Barre, PA.
(3) Amount for the three and six months ended June 30, 2019 reflects a write-off of the below-market intangible liability connected with the rejection of our Kmart lease in Huntington, NY.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three and six months ended June 30, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2019	2018	2019	2018
Net income	$28,067	$59,774	$55,959	$82,813
Management and development fee income from non-owned properties	(308)	(347)	(660)	(689)
Other expense (income)	318	4	548	(73)
Depreciation and amortization	22,567	30,441	44,397	51,711
General and administrative expense	10,010	8,236	20,590	15,877
Casualty and impairment loss (gain), net(1)	5,112	35	9,070	(1,306)
Gain on sale of real estate	(11,550)	(50,440)	(28,503)	(50,440)
Interest income	(2,458)	(2,031)	(4,964)	(3,555)
Interest and debt expense	16,472	15,659	33,008	31,303
Gain on extinguishment of debt	—	—	—	(2,524)
Income tax expense	994	192	1,196	626
Non-cash revenue and expenses	(9,089)	(6,792)	(11,163)	(9,081)
Cash NOI	60,135	54,731	119,478	114,662
Adjustments:
Non-same property cash NOI(2)	(5,608)	(5,780)	(11,929)	(12,059)
Tenant bankruptcy settlement income and lease termination income	(1,152)	(813)	(1,179)	(977)
Lease termination payment	—	6,000	—	6,000
Natural disaster related operating loss	—	(128)	—	178
Environmental remediation costs	—	334	—	584
Same-property cash NOI(3)	$53,375	$54,344	$106,370	$108,388
Cash NOI related to properties being redeveloped	5,640	4,830	11,497	9,721
Same-property cash NOI including properties in redevelopment(3)	$59,015	$59,174	$117,867	$118,109
(1) The three and six months ended June 30, 2019 reflect real estate impairment losses, offset by insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and for tornado damage at our shopping center in Wilkes-Barre, PA. The six months ended June 30, 2018 reflect hurricane-related insurance proceeds net of expenses.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(3) The results for the three and six months ended June 30, 2019 were negatively impacted by store closures from anchor bankruptcies. Excluding the impact of the bankruptcies of Toys “R” Us, National Wholesale Liquidators, Fallas and Sears (Kmart), same-property cash NOI would have increased by 2.8% for the three months ended June 30, 2019 and by 2.4% for the six months ended June 30, 2019, and same-property cash NOI including properties in redevelopment would have increased by 4.4% the three months ended June 30, 2019 and by 4.2% for the six months ended June 30, 2019:

	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
	2019	2018		2019	2018
Same-property cash NOI	$53,375	$54,344	(1.8)%	$106,370	$108,388	(1.9)%
Cash NOI lost due to anchor bankruptcies	2,793	317		5,598	961
Same-property cash NOI including item above	56,168	54,661	2.8%	111,968	109,349	2.4%
Cash NOI related to properties being redeveloped	5,640	4,830		11,497	9,721
Cash NOI lost due to anchor bankruptcies at properties being redeveloped	324	—		633	39
Same-property cash NOI including properties in redevelopment and including item above	$62,132	$59,491	4.4%	$124,098	$119,109	4.2%

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and six months ended June 30, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2019	2018	2019	2018
Net income	$28,067	$59,774	$55,959	$82,813
Depreciation and amortization	22,567	30,441	44,397	51,711
Interest and debt expense	16,472	15,659	33,008	31,303
Income tax expense	994	192	1,196	626
Gain on sale of real estate	(11,550)	(50,440)	(28,503)	(50,440)
Real estate impairment loss	18,695	—	22,653	—
EBITDAre	75,245	55,626	128,710	116,013
Adjustments for Adjusted EBITDAre:
Casualty gain, net(1)	(13,583)	(108)	(13,583)	(688)
Impact from tenant bankruptcies(1)	(7,366)	1,875	(7,366)	1,875
Tenant bankruptcy settlement income	(835)	(114)	(862)	(278)
Severance expenses	466	—	466	—
Transaction costs	70	—	318	—
Executive transition costs	—	—	375	—
Environmental remediation costs	—	334	—	584
Gain on extinguishment of debt	—	—	—	(2,524)
Adjusted EBITDAre	$53,997	$57,613	$108,058	$114,982
(1) Refer to footnotes on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in these line items.